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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of UnionBanCal Corporation on Form S-4 of our report dated January 15, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for previously recognized goodwill and other intangible assets), appearing in the Annual Report on Form 10-K/A of UnionBanCal Corporation for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

San Francisco, California
November 14, 2003

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  Exhibit 23.1